EXHIBIT 5.1

BAUMAN & ASSOCIATES LAW FIRM
FREDERICK C. BAUMAN
Attorney-at-Law
Nevada Bar No. 8370
6440 Sky Pointe Dr., Ste 140-149
Las Vegas, NV 89131 U.S.A.
www.lawbauman.com
(702) 533-8372
(800) 991-8697
fred@lawbauman.com

March 9, 2020

Nascent Biotech Inc.
6330 Nancy Ridge Dr., Ste 105
San Diego, CA 92121

Re:
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special outside counsel to Nascent Biotech Inc., a Nevada corporation (the “Company ”), in connection with the preparation of the Company's Registration Statement on Form S-8, (the “Registration Statement ”) with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act ”), of 8,000,000 shares (“Registered Shares ”) of the Company's common stock, par value $0.001 per share (the “Common Stock ”), which may be issued upon the terms and subject to the conditions set forth in the Nascent Biotech Stock Plan (the “Plan”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. 229.601(b)(5), in connection with the Registration Statement.

In connection with the opinion expressed herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of our opinion, including: (i) the Company's Articles of Incorporation and all amendments thereto; (ii) the Company's Bylaws and all amendments thereto; (iii) the Plan; (iv) the Registration Statement; and (v) the applicable consents in lieu of meetings of the Company's Board of Directors.

For purposes of expressing the opinion hereinafter set forth, we have assumed: (i) the genuineness of all signatures and documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the correctness and accuracy of all facts set forth in the documents referred to in this opinion letter; (v) compliance with the terms of the Plan by the Company and all other parties; and (vi) that the resolutions authorizing the Company to issue or deliver and sell the shares pursuant to the Plan will be in full force and effect at all times at which the shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Registered Shares have been duly authorized by the Company and, upon issuance and payment therefor in accordance with the terms of the Plan (and the awards issued thereunder), will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required by the Securities Act or the rules and regulations of the SEC promulgated thereunder. This opinion speaks as of today’s date and this firm undertakes no responsibility to update or amend this opinion should facts or circumstances change.

Very truly yours,

BAUMAN & ASSOCIATES LAW FIRM

By:	/s/ Frederick C. Bauman
Frederick C. Bauman